Exhibit 2

JOINT FILING AGREEMENT

This JOINT FILING AGREEMENT, dated as of September 1, 2015, is made by and between Christopher Ricciardi, Stephanie Ricciardi and Mead Park Capital Partners LLC. Mr. and Mrs. Ricciardi and Mead Park Capital Partners LLC are collectively referred to herein as the “Parties” and each individually as a “Party.” Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the Parties hereby acknowledge and agree that the amendment to Schedule 13D is filed on behalf of each such Party and that all subsequent amendments to the Schedule 13D shall be filed on behalf of each of the Parties without the necessity of entering into and filing additional joint filing agreements. The Parties further agree that this Joint Filing Agreement be included as an exhibit to the joint filing. This Joint Filing Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby duly execute this Joint Filing Agreement this 1st day of September 2015.

/s/ Christopher Ricciardi
Christopher Ricciardi

/s/ Stephanie Ricciardi
Stephanie Ricciardi

Mead Park Capital Partners LLC

By:	/s/ Christopher Ricciardi
Name:	Christopher Ricciardi
Title:	Managing Member